As filed with the Securities and Exchange Commission on May 6, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POTASH CORPORATION OF SASKATCHEWAN INC.

(Exact name of registrant as specified in its charter)

Canada
(State or other jurisdiction of incorporation or organization)

N/A
(I.R.S. Employer Identification No.)

122 – 1st Avenue South
Saskatoon, Saskatchewan, Canada S7K 7G3
306-933-8500
(Address, including zip code, and telephone number of registrant’s principal executive offices)

POTASH CORPORATION OF SASKATCHEWAN INC.
2005 PERFORMANCE OPTION PLAN
(Full Titles of the Plans)

William J. Doyle
Potash Corporation of Saskatchewan Inc.
122 – 1st Avenue South
Saskatoon, Saskatchewan, Canada S7K 7G3
306-933-8500
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:
Craig Brod, Esq.
Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
(212) 225-2000

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be	to be	Offering Price Per	Aggregate Offering	Registration
Registered (2)	Registered (1)	Share (2)	Price	Fee (2)
Common Shares, no par value	1,200,000	$88.23	$105,876,000.00	$12,461.61

(1)	Consists of Common Shares of Potash Corporation of Saskatchewan Inc. (the “Registrant”) to be issued pursuant to the Potash Corporation of Saskatchewan Inc. 2005 Performance Option Plan (the “Plan”).

(2)	Estimated solely for purposes of calculation of the registration fee, based upon the exercise price of options denominated in U.S. dollars pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
SIGNATURES
EXHIBIT INDEX
2005 Performance Option Plan and Form of Grant Certificate
Opinion of Stikeman Elliott LLP
Consent of Deloitte & Touche LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:

          (a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005, as amended on Form 10-K/A, filed on April 22, 2005.

          (b) The Registrant’s Quarterly Reports on Form 10-Q for the calendar quarter ended March 31, 2004, filed with the Commission on May 7, 2004, for the calendar quarter ended June 30, 2004, filed with the Commission on August 6, 2004, and for the calendar quarter ended September 30, 2004, filed with the Commission on November 5, 2004.

          (c) The description of the Registrant’s Common Shares contained in the Registrant’s Current Report on Form 8-K filed with the Commission on December 21, 2001.

     In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities

     Not applicable.

     Item 5. Interests of Named Experts and Counsel

     Not applicable.

     Item 6. Indemnification of Directors and Officers

     Section 124 of The Canada Business Corporations Act authorizes corporations to indemnify past and present directors, officers and certain other individuals for liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) if such individual acted honestly and in good faith with a view to the best interests of the corporation and, in the case of a criminal or administrative proceeding, if such individual had reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

     Section 11(4) of the Registrant’s Bylaws provides that the Registrant shall indemnify directors and officers to the extent required or permitted by law.

     The Registrant has entered into agreements with its directors and officers (each an “Indemnitee”) to indemnify the Indemnitee, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer and/or director of (i) the Registrant or (ii) if at the request of the Registrant, of an organization of which the Registrant is a shareholder or creditor.

     The Registrant maintains insurance policies relating to certain liabilities that its directors and officers may incur in such capacity.

     Item 7. Exemption from Registration Claimed

     Not applicable.

     Item 8. Exhibits

     See Exhibit Index.

     Item 9. Undertakings

          (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada, on the 5th day of May, 2005.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ William J. Doyle
William J. Doyle
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints William J. Doyle, Wayne R. Brownlee and Joseph Podwika, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Name	Title	Date

/s/ Dallas J. Howe Dallas J. Howe	Chairman of the Board	May 5, 2005

/s/ Wayne R. Brownlee Wayne R. Brownlee	Senior Vice President, Treasurer and Chief Financial Officer (Principal financial and accounting officer)	May 5, 2005

/s/ William J. Doyle William J. Doyle	President and Chief Executive Officer	May 5, 2005

/s/ Frederick J. Blesi Frederick J. Blesi	Director	May 5, 2005

/s/ John W. Estey John W. Estey	Director	May 5, 2005

Name	Title	Date

/s/ Wade Fetzer III Wade Fetzer III	Director	May 5, 2005

/s/ Alice D. Laberge Alice D. Laberge	Director	May 5, 2005

/s/ Jeffrey J. McCaig Jeffrey J. McCaig	Director	May 5, 2005

/s/ Mary Mogford Mary Mogford	Director	May 5, 2005

/s/ Paul J. Schoenhals Paul J. Schoenhals	Director	May 5, 2005

/s/ E. Robert Stromberg, Q.C. E. Robert Stromberg, Q.C.	Director	May 5, 2005

/s/ Jack G.Vicq Jack G.Vicq	Director	May 5, 2005

/s/ Elena Viyella de Paliza Elena Viyella de Paliza	Director	May 5, 2005

PCS Administration (USA), Inc.

/s/ Barbara Jane Irwin Barbara Jane Irwin, Senior Vice President, Administration	Authorized Representative in the United States	May 5, 2005

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Potash Corporation of Saskatchewan Inc. 2005 Performance Option Plan and Form of Grant Certificate	Filed herewith

5.1	Opinion of Stikeman Elliott LLP, Canadian counsel to the Registrant, as to the legality of the shares being registered	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney, included on signature page	Filed herewith